Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207758 on Form S-8 and in Registration Statement No. 333-223605 on Form S-3 of our report dated February 26, 2019, relating to the consolidated financial statements and financial statement schedule of Exterran Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Exterran Corporation for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 26, 2019